                                                                            Exhibit 99.1

Crown Media Holdings Announces Operating Results
for Fourth Quarter of 2009

STUDIO CITY, CA – March 4, 2010 - Crown Media Holdings, Inc. (NASDAQ:CRWN) today reported its operating results for the quarter and year ended December 31, 2009.

Operating Highlights

•
Popular holiday programming.  Hallmark Channel had a strong fourth quarter in terms of ratings and finished 2009 in the top ten among the 76 ad-supported cable networks for Prime Time household ratings, according to Nielsen.   Based on the popularity of its holiday programming, Hallmark Channel recorded its highest rated week and month for Prime Time and Total Day household ratings and delivery.  In addition, the channel finished the year among the top ten cable networks for women 25-54 in Total Day for the third consecutive year.

•
Programming expansion.  Hallmark Channel introduced several new programs during the holiday season which contributed to the positive ratings results, including several skating specials, coverage of the 121st Rose Parade, a movie night hosted by hoops&yoyo, one of Hallmark Cards’ most popular animated characters, and Jack Hanna’s Animal Adventures.

•
Expanded distribution of Hallmark Movie Channel. The channel added 15.7 million subscribers to end the year in 29.1 million homes, more than doubling its subscriber count in just 12 months, and making Hallmark Movie Channel the fastest-growing cable television network in 2009.  Hallmark Movie Channel is now in over 32.5 million homes and available in all top 70 markets.

•
Increase in Adjusted EBITDA.  Adjusted EBITDA increased 9% for the quarter to $25.4 million, from $23.3 million in the fourth quarter of 2008, due primarily to management’s successful efforts to control costs and an increase in subscriber fees.  For 2009, the company delivered a record high adjusted EBITDA of $81.6 million, representing an increase of 23% over 2008.

•
Partnership with Martha Stewart Living Omnimedia.  Subsequent to the end of the quarter, the Company announced a programming partnership with Martha Stewart Living Omnimedia for the exclusive airing of the popular lifestyle series.  Beginning in September 2010, Hallmark Channel will introduce a two and a half-hour block of programming, anchored by The Martha Stewart Show weekdays at 10:00 a.m., followed by an additional 90 minutes of programming with related lifestyle content to be developed by the partnership.  The partnership will also develop a series of holiday-themed Prime Time specials throughout the year.

•
Recapitalization by Hallmark Cards.  Also subsequent to the end of the quarter, the Company announced that it had approved and executed definitive agreements relating to a recapitalization of Crown Media.  The transaction will convert approximately $600 million of the Company’s debt from Hallmark Cards to common stock, and exchange $500 million of existing debt into $315 million of new debt and $185 million of convertible preferred stock.

“Although we continue to be impacted by the economic challenges facing our industry, we finished the year with a strong fourth quarter of ratings success for the holiday season,” noted Bill Abbott, President and CEO of Crown Media.  “With effective cost-cutting measures implemented throughout the year and increases in our subscriber fee revenues, we were able to deliver a record year of Adjusted EBITDA.

“We have been successful in broadening our programming at Hallmark Channel with a variety of new specials which we aired during the year, and the upcoming introduction of The Martha Stewart Show in a two and a half-hour lifestyle programming block.  This growing distinction between our two channels, and the tremendous expansion in distribution for Hallmark Movie Channel, will enable both channels to deliver strong results in 2010 and achieve their full revenue potential in the long-term.  In addition, we believe that the recently announced recapitalization and the significant reduction in our debt will help us maintain the operating health of our company.”

Financial Results

Historical financial information is provided in tables at the end of this release.

Crown Media reported revenue of $77.6 million for the fourth quarter of 2009, a 3% increase from $75.2 million for the fourth quarter of 2008. Subscriber fee revenue increased 14% to $16.4 million, from $14.5 million in the prior year’s quarter. Subscriber revenue increased in 2009 primarily due to an increase in the number of Hallmark Channel pay subscribers and small contractual rate increases. Advertising revenue increased 1% to $60.8 million during the quarter, from $60.4 million in the fourth quarter of 2008. The slight increase in advertising revenue during the fourth quarter of 2009 is due to increased advertising pricing.

Crown Media reported revenue of $279.6 million for the year ended December 31, 2009, a 1% decrease from $281.8 million for the same period of 2008. Subscriber fee revenue for the year ended December 31, 2009, increased 11% to $63.6 million, from $57.2 million in the prior year.  Advertising revenue decreased 4% to $214.5 million during the year ended December 31, 2009, from $223.4 million for 2008, primarily due to declines in viewer ratings across demographic categories for 2009 compared 2008.

For the fourth quarter of 2009, cost of services increased 11% to $40.5 million from $36.6 million during the same quarter of 2008. Within cost of services, programming expenses decreased 2% quarter over quarter to $32.3 million.  Other cost of services and amortization of our capital lease decreased 4% from $3.6 million to $3.4 million for the fourth quarter of 2009. Salary expense also decreased primarily due to the resignation of one executive in May 2009.

During the fourth quarter of 2009, we exercised our rights to terminate two agreements in connection with our January 2010 launch of the Hallmark Channel in high definition. The estimated costs of termination were approximately $4.7 million.

Termination of one agreement also resulted in a change in the estimated life of a related deferred credit that arose in connection with the sale of our international business in 2005.  After launch of the high definition service, recurring monthly expenses under the terminated agreement will cease.  Accordingly, in the fourth quarter of 2009, we reduced the deferred credit by approximately $847,000 and recognized a gain on the sale of discontinued operations.

For the year ended December 31, 2009, cost of services decreased to $147.6 million from $153.8 million during 2008. Within cost of services, programming expenses decreased 9% period over period to $127.5 million. In the second and third quarters of 2008, the Company entered into amendments to significant programming agreements which added programs and deferred certain payments for programming content to periods beyond 2008.  Some of the amendments resulted in the extension of related program licenses to cover slightly longer periods of availability, the deferral of expected delivery of certain programming and the deferral of certain payments primarily from 2008 until 2009.  The Company prospectively changed the amortization of program license fees for any changes in the period of expected usage and/or changes in license fee.  The effects of these amendments on 2008 amortization were not significant. Other cost of services and amortization of capital lease increased 17% from $13.1 million to $15.3 million for the year ended December 31, 2009, due to the $980,000 increase in severance expense recorded in 2009 and the Company’s bad debt expense of $1.3 million for the year ended December 31, 2009, as compared to $75,000 for the year ended December 31, 2008.

Selling, general and administrative expenses increased to $12.1 million for the quarter ended December 31, 2009, from $8.6 million in the year earlier period primarily due to increases in compensation related to our share-based obligations of $1.8 million and bonus expenses of $2.5 million offset in part by a $593,000 decrease in salary expense and a $372,000 decrease in legal expense. Marketing expenses of $595,000 for the quarter ended December 31, 2009, decreased from $6.5 million for the quarter ended December 31, 2008. As part of our cost reduction efforts, promotional and marketing efforts were reduced overall during the 2009 quarter compared to the fourth quarter of 2008.

In December 2009 the Company concluded that payments for residuals and participations under its liability to RHI would occur generally later than originally estimated in December 2006.  Accordingly, the Company reduced the carrying amount of the liability by $682,000 and recognized a corresponding gain from sale of film assets in the accompanying statement of operations.

Selling, general and administrative expenses increased to $47.1 million for the year ended December 31, 2009, from $46.6 million in 2008.  Marketing expenses decreased to $6.6 million for the year ended December 31, 2009, from $19.6 million in 2008.  The Company had five marketing promotions in 2008 centered on five original movies.  The Company had one significant marketing promotion in January 2009 centered on an original movie.

Adjusted EBITDA was $25.4 million for the fourth quarter of 2009 compared to $23.3 million for the same period last year. Cash provided by operating activities totaled $4.2 million for the fourth quarter of 2009 compared to $6.5 million for the same period last year.  The net income for the quarter ended December 31, 2009, totaled $373,000, or $0.00 per share, compared to $1.3 million, or $0.01 per share, in the fourth quarter of 2008.

Adjusted EBITDA totaled $81.6 million for the year ended December 31, 2009, compared to $66.2 million for last year. Cash provided by operating activities totaled $37.6 million for the year ended December 31, 2009, compared to $48.1 million for last year. The net loss for the year ended December 31, 2009, totaled $22.6 million, or $0.22 per share, compared to $37.2 million, or $0.36 per share, in the same period of 2008.

The independent registered public accounting firm’s opinion on the consolidated financial statements of the Company for the year ended December 31, 2009 contains a going concern explanatory paragraph.  The Company has significant short-term debt obligations that raise substantial doubt about its ability to continue as a going concern. Management’s plan is to convert these short-term obligations into new debt, convertible preferred stock and common stock by completing the Recapitalization mentioned above.

Conference Call and Webcast to be Held Thursday, March 4th at 11:00 a.m. ET
Crown Media Holdings’ management will conduct a conference call this morning at 11:00 a.m., Eastern Time to discuss the results of the fourth quarter of 2009.  Investors and interested parties may listen to the call via a live webcast accessible through the investor relations’ section of the Company’s web site at www.hallmarkchannel.com, or by dialing (866) 800-8648 (Domestic) or (617) 614-42702 (International) and requesting the “Fourth Quarter Earnings for Crown Media” call.  For those listeners accessing the call through the Company’s website, please register and download audio software at the site at least 15 minutes prior to the start time.  The webcast will be archived on the site, while a telephone replay of the call is available for 7 days beginning at 1:00 p.m. Eastern Time, March 4th, at 888-286-8010 or 617-801-6888 (international callers), using reservation number 79835684.

About Crown Media Holdings
Crown Media Holdings, Inc. (NASDAQ:CRWN) owns and operates cable television channels dedicated to high quality, broad appeal, entertainment programming.  The Company currently operates and distributes Hallmark Channel in both high definition (HD) and standard definition (SD) to nearly 90 million subscribers in the U.S.  Hallmark Channel consistently ranks among the highest-rated cable networks and is one of the nation’s leading networks in providing quality family programming.  Crown Media also operates a second 24-hour linear channel, Hallmark Movie Channel, available in both HD and SD, featuring the greatest movies of all time.  Significant investors in Crown Media Holdings include: Hallmark Entertainment Holdings, Inc., a subsidiary of Hallmark Cards, Incorporated, Liberty Media Corp., and J.P. Morgan Partners (BHCA), LP, each through their investments in Hallmark Entertainment Investments Co.; VISN Management Corp., a for-profit subsidiary of the National Interfaith Cable Coalition: and The DIRECTV Group, Inc.

Forward-looking Statements
Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements.  Such risks and uncertainties include: competition for distribution of channels, viewers, advertisers, and the acquisition of programming; fluctuations in the availability of programming; fluctuations in demand for the programming Crown Media airs on its channels; our ability to address our liquidity needs; our incurrence of losses; our substantial indebtedness affecting our financial condition and results; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the Risk Factors stated in the Company’s most recent 10-K and 10-Q Reports.  Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Use of Adjusted EBITDA
Crown Media evaluates operating performance based on several factors, including Adjusted EBITDA.  Our calculation of Adjusted EBITDA adds back non-cash expenses and other items mentioned below.

Our measure of Adjusted EBITDA differs from the normal definition of EBITDA (earnings before interest, taxes, depreciation and amortization) used by most companies. We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, subscriber acquisition fee amortization, amortization of film assets, impairment charges, and other non-cash expenses. For this purpose, restricted stock unit compensation is treated as a non-cash item, although it may result in cash payments during subsequent periods.  Our credit facility contained a covenant that used this adjusted EBITDA measure. The Company no longer has an EBITDA covenant in its bank credit agreement. See “Selected Fourth Quarter Unaudited Financial Information” below for a reconciliation to GAAP net income. Management views Adjusted EBITDA as a critical measure of our operating performance and monitors this measure closely. We disclose Adjusted EBITDA so that our investors can have some of the same information available to our management to evaluate their investment in our Company.

We also believe that an Adjusted EBITDA provides an indication of the Company's ability to generate cash flows from operating activities since our non-cash expenses are excluded from our calculation of Adjusted EBITDA.  The Adjusted EBITDA calculation allows the Company to assess how much is available to pay debt service and gives a further indication of how much remains to fund discretionary expenditures such as the acquisition of programming or additional subscriber base. However, Adjusted EBITDA should be considered in addition to, not as a substitute for, historical operating income or loss, net loss, cash flow from operations and other measures of financial performance reported in accordance with accounting principles generally accepted in the United States.

Adjusted EBITDA differs significantly from cash flows from operating activities reflected in the consolidated statement of cash flows. Cash flow from operating activities is net of interest and taxes paid and is a more comprehensive determination of periodic income on a cash basis, exclusive of non-cash items of income and expenses such as depreciation, amortization, loss from discontinued operations and impairment of film assets. In contrast, Adjusted EBITDA is derived from accrual basis income and is not reduced for cash invested in working capital. Consequently, Adjusted EBITDA is not affected by the timing of receivable collections or when accrued expenses are paid. We are not aware of any uniform standards for determining EBITDA or our Adjusted EBITDA and believe that our calculation of Adjusted EBITDA is probably calculated differently than presentations of EBITDA by other entities because our calculation was based upon the definition in a bank credit agreement.

For additional information, please contact:

Investors and Press
Mindy Tucker
IR Focus
914.725.8128
mindy@irfocusllc.com

Media
Mark Kern
Crown Media
818.755.2626
markkern@hallmarkchannel.com

Nancy Carr
Crown Media
818.755.2643
nancycarr@hallmarkchannel.com

Crown Media Holdings, Inc.
Unaudited Consolidated Income Statement Information
(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Revenues:
Subscriber fees	$16,444	$14,481	$63,597	$57,153
Advertising	60,593	60,131	213,770	222,967
Advertising by Hallmark Cards	250	272	775	429
Other revenue	324	344	1,422	1,245
Total revenue	77,611	75,228	279,564	281,794
Cost of services:
Affiliate programming	321	269	1,235	798
Non-affiliate programming	32,011	32,730	126,293	139,900
Amortization of capital lease	290	290	1,158	1,158
Contract termination fees	4,718	-	4,718	-
Other cost of services	3,138	3,269	14,175	11,923
Total cost of services	40,478	36,558	147,579	153,779
Selling, general and administrative expenses	12,069	8,639	47,069	46,605
Marketing expense	595	6,512	6,551	19,603
Depreciation and amortization	485	502	1,947	1,932
Gain from sale of film assets	(682)	-	(682)	-
Income from operations before interest expense	24,666	23,017	77,100	59,875
Interest expense	(25,140)	(24,797)	(100,539)	(100,157)
Loss from continuing operations	(474)	(1,780)	(23,439)	(40,282)
Gain from sale of discontinued operations	847	3,064	847	3,064
Net income (loss)	$373	$1,284	$(22,592)	$(37,218)
Net income (loss) per share - basic and diluted	$0.00	$0.01	$(0.22)	$(0.36)
Weighted average shares outstanding	104,788	104,788	104,788	104,776

Crown Media Holdings, Inc.
Unaudited Consolidated Balance Sheets
(In thousands, except share data)

	As of December 31,	As of December 31,
	2009	2008

ASSETS

Cash and cash equivalents	$10,456	$2,714
Accounts receivable, less allowance for doubtful
accounts of $476 and $294, respectively	68,817	66,510
Program license fees	106,825	105,936
Prepaid and other assets	4,049	11,722
Total current assets	190,147	186,882
Program license fees	178,332	214,207
Property and equipment, net	13,176	15,392
Goodwill	314,033	314,033
Prepaid and other assets	2,373	8,831
Total assets	$698,061	$739,345

LIABILITIES AND STOCKHOLDERS' DEFICIT

LIABILITIES
Accounts payable and accrued liabilities	$19,642	$26,841
Audience deficiency reserve	17,872	11,505
License fees payable	99,494	128,638
Payables to Hallmark Cards affiliates	23,745	14,799
Credit facility and interest payable	1,002	29
Notes and interest payable to Hallmark Cards	345,314	3,987
Company obligated mandatorily redeemable preferred interest	22,902	-
Total current liabilities	529,971	185,799
Accrued liabilities	24,484	31,361
License fees payable	82,881	112,451
Credit facility	-	28,570
Notes payable to Hallmark Cards affiliates	-	340,697
Senior unsecured note to HC Crown, including accrued interest	758,755	686,578
Company obligated mandatorily redeemable preferred interest	-	20,822
Total liabilities	1,396,091	1,406,278
Commitments and contingencies
STOCKHOLDERS' DEFICIT
Class A common stock, $.01 par value; 200,000,000 shares
authorized; 74,117,654 shares issued and outstanding
as of both December 31, 2009 and 2008	741	741
Class B common stock, $.01 par value; 120,000,000 shares
authorized; 30,670,422 shares issued and outstanding
as of both December 31, 2009 and 2008	307	307
Paid-in capital	1,456,788	1,465,293
Accumulated deficit	(2,155,866)	(2,133,274)
Total stockholders' deficit	(698,030)	(666,933)
Total liabilities and stockholders' deficit	$698,061	$739,345

Crown Media Holdings, Inc.
Selected Unaudited Financial Information
(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

Net income (loss)	$373	$1,284	$(22,592)	$(37,218)
Gain on sale of discontinued operations	(847)	(3,064)	(847)	(3,064)
Gain on sale of film assets	(682)	-	(682)	-
Subscriber acquisition fee amortization expense	652	702	2,605	2,744
Depreciation and amortization	775	792	3,105	3,090
Other film asset	-	80	-	(569)
Interest expense	25,140	24,797	100,539	100,157
Restricted stock unit compensation (benefit)	34	(1,289)	(516)	1,091
Adjusted earnings before interest, taxes, depreciation
and amortization	$25,445	$23,302	$81,612	$66,231

Programming and other amortization	32,234	33,434	127,270	140,083
Provision for allowance for doubtful account	175	32	1,303	75
Changes in operating assets and liabilities:
Change to program license fees	(12,713)	(74,230)	(92,542)	(210,123)
Change in license fees payable	(36,338)	28,855	(58,713)	75,190
Change to subscriber acquisition fees	-	-	(1,000)	(2,693)
Change in subscriber acquisition fees payable	-	(250)	(500)	933
Interest paid	(342)	(767)	(22,364)	(4,649)
Changes in other operating assets and
liabilities, net of adjustments above	(4,262)	(3,877)	2,500	(16,969)
Net cash provided by operating activities	$4,199	$6,499	$37,566	$48,078

Crown Media Holdings, Inc.
Selected Unaudited Cash Flow Statement Information
(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

Net cash provided by operating activities	$4,199	$6,499	$37,566	$48,078
Net cash used in investing activities	(381)	(1,068)	(1,443)	(5,437)
Net cash used in financing activities	(1,721)	(7,015)	(28,381)	(41,901)
Net increase (decrease) in cash and cash equivalents	2,097	(1,584)	7,742	740
Cash and cash equivalents, beginning of period	8,359	4,298	2,714	1,974
Cash and cash equivalents, end of period	$10,456	$2,714	$10,456	$2,714